Description of the Registrant’s Securities Registered Pursuant
to Section 12 of the Securities Exchange Act of 1934, as amended
The summary of the general terms and provisions of the registered securities of Terreno Realty Corporation (“Terreno,” “us,” “we,” or “our”) set forth below does not purport to be complete and is subject to, and qualified in its entirety by, and should be read in conjunction with, the applicable provisions of our Articles of Amendment and Restatement, as further amended (our “Articles”), and our Amended and Restated Bylaws, as amended (our “Bylaws”), each of which are incorporated herein by reference and are filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as the applicable provisions of Maryland law.
General
Our Articles provide that we may issue up to 400,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 100,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”).
Common Stock
Only our Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all shares of our Common Stock have equal rights as to earnings, assets, dividends and voting.
Dividend Rights
Dividends may be paid to the holders of our Common Stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor, subject to the restrictions on the transfer and ownership of our stock contained in our Articles and the preferential rights of holders of any other class or series of our stock.
Voting Rights
Subject to the restrictions on the transfer and ownership of our stock contained in our Articles and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of our Common Stock will possess exclusive voting power.
See “Certain Provisions of Maryland Law and our Articles and Bylaws- Board of Directors; Vacancies; Removals” below for more information.
Distributions on Liquidation
In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of, or adequate provision for, all of our known debts and other liabilities and subject to any preferential rights of holders of our Preferred Stock, if any Preferred Stock is outstanding at such time, and to the restrictions on the transfer and ownership of our stock contained in our Articles.
Other Rights
Shares of our Common Stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles.
Restrictions on Transfer
To assist us in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts (“REITs”), among other purposes, we have adopted certain restrictions relating to the transfer and ownership of our stock. See "Restrictions on Transfer" below for more information.
Stock Exchange Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “TRNO.”
Transfer Agent and Registrar
Our transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.
Preferred Stock
Our board of directors may authorize the issuance of shares of our Preferred Stock in one or more series and may determine, with respect to any such series, the rights, preferences, privileges and restrictions of the shares of Preferred Stock of that series, including distribution rights, conversion rights, voting rights, redemption rights and terms of redemptions and liquidation preferences.
The issuance of shares of our Preferred Stock could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interests of our shareholders. In addition, any shares of our Preferred Stock that we issue could rank senior to shares of our Common Stock with respect to the payment of distributions, in which case we could not pay any distributions on shares of our Common Stock until full distributions have been paid with respect to such shares of our Preferred Stock.
Restrictions on Transfer
In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our Articles contain restrictions on the ownership and transfer of our stock. The relevant sections of our Articles provide that, commencing with the last day of the first half of the second taxable year for which we have elected to be classified as REIT, no individual (as defined under the Code to include certain entities) may actually or constructively own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock. In addition, the applicable articles supplementary for any series of Preferred Stock will generally prohibit any individual (as defined in the Code to include certain entities) from actually or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of the applicable series of preferred stock. Subject to the exceptions described below, our Articles further prohibit any person or entity from beneficially or constructively owning shares in excess of these limits. We refer to these restrictions as the “ownership limits” and we sometimes refer to the restrictions on ownership by a person or entity separately as the “related party tenant limit.” We refer to a person or entity that would, but for the restrictions in our Articles, have beneficially or constructively owned shares of our stock in violation of the applicable ownership limit or the other restrictions on ownership and transfer of our stock described below and, if appropriate in the context, any person or entity that would have been the record owner of such shares as a “prohibited owner.”
The beneficial and constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of our outstanding stock or less than 9.8% in value or number of our shares of our Common Stock or Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value of our outstanding stock or 9.8% in value or number of our outstanding shares of Common Stock or Preferred Stock and thereby violate the applicable ownership limit.
Our Articles provide that, subject to our directors’ duties under applicable law, upon request, our board of directors will, prospectively or retroactively, waive the related party tenant limit with respect to a particular stockholder, and establish a different ownership limitation for the stockholder, unless such stockholder’s increased ownership of our stock would result in us failing to qualify as a REIT or our board of directors determines in its sole judgment that such stockholder’s increased ownership could result in any of our rental income failing to qualify as such for REIT testing purposes as a result of the “related party tenant” rules that apply to REITs. As a condition of such waiver, our board of directors may require certain representations and undertakings from the stockholder and/or an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT status.

Our board of directors may from time to time increase the ownership limits for one or more persons or entities and decrease the ownership limits for all other persons and entities unless, after giving effect to such modification of the ownership limits, five or fewer individuals could beneficially own more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Any such decrease in the ownership limits will not apply to any person or entity whose ownership of our stock exceeds the decreased ownership limits until the person’s or entity’s ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock by such a person or entity will violate the decreased ownership limits.
Our Articles further prohibit:
•any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and
•any person from owning shares of our stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing limitations on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any or all of the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT, but only to the extent thereof.
If any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in our failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our failing to qualify as a REIT, then our Articles provide that the transfer of the shares resulting in such violation will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.
Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the trustee by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee as described above and pay such amount to the trustee for distribution to the beneficiary of the trust. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. After that, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the cause of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for, or in respect of, such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.
The trustee shall be designated by us and shall be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
In addition, if our board of directors determines in good faith that a proposed transfer or other event has occurred that would result in a violation of the restrictions on ownership and transfer of our stock set forth in our Articles, our board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing the company to redeem shares of Common Stock or Preferred Stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our stock, upon request following the end of each of our taxable years, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with any additional information that we request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
All certificates representing shares of our Common Stock and Preferred Stock bear a legend referring to the restrictions described above.
Certain Provisions of Maryland Law and our Articles and Bylaws
The Maryland General Corporation Law (the “MGCL”) and our Articles and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Power to Reclassify Shares of Our Stock
Our Articles authorize our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including Preferred Stock. Prior to the issuance of shares of each class or series, the board of directors is required by Maryland law and by our Articles to set, subject to the restrictions on the transfer and ownership of our stock contained in our Articles and the terms of any outstanding class or series of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of Common Stock or Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or that stockholders may believe is in their best interests.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
Our Articles authorize our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our Common Stock or Preferred Stock and to classify or reclassify unissued shares of our Common

Stock or Preferred Stock and thereafter to cause us to issue such classified or reclassified shares of stock without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. We believe these provisions provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for holders of our Common Stock or that stockholders may believe is in their best interest.
Board of Directors; Vacancies; Removals
Our Articles provide that the number of directors will be set only by a majority of our entire board of directors within specified limits set forth in our Bylaws. Our Bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one, nor, unless our Bylaws are amended, more than 11. Because our board of directors and our stockholders have the power to amend this provision of our Bylaws, either our board of directors or our stockholders, by a vote of a majority of the votes entitled to be cast by holders of outstanding shares of our Common Stock, could modify this provision of our Bylaws to change that range.
Our Bylaws also provide that, in an uncontested election, a director is elected if he or she receives more “for” votes than “against” or “withheld” votes to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under our corporate governance guidelines, any director who fails to be elected by a majority vote is required to tender his or her resignation to our board of directors, subject to acceptance. Our nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will then act on our nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our board’s decision.
Our Articles provide that, subject to the rights, if any, of holders of any class or series of our Preferred Stock to elect or remove one or more directors, a director may be removed only for cause, as defined in our Articles, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision precludes stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.
Our Bylaws empower our stockholders to fill vacancies on our board of directors that are caused by the removal of a director. Our board of directors may also fill vacancies that are caused by an increase in the number of directors, the death, resignation or removal of a director. Any director appointed by our board of directors to fill a vacancy on the board will hold office until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. However, our corporate governance guidelines will require an individual elected by our board of directors to fill a vacancy created by the removal of a director by our stockholders to tender his or her resignation if a special meeting to approve such election is requested by our stockholders and held in accordance with the provisions of our Bylaws prior to the next annual meeting of stockholders and the director’s election is not approved by our stockholders at the special meeting.
Action by Stockholders
Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting unless the charter provides for a lesser percentage (which our Articles currently do not). These provisions, combined with the requirements in our Bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our Bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our Bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors, (ii) by the stockholder that has requested that the special meeting be called for the purpose of electing directors and has complied with the procedures and provided the information required by our Bylaws in connection with such request or (iii) provided that the special meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our Bylaws and at the time of the special meeting, and who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions and provided the information required by our Bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our Bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.
Approval of Extraordinary Corporate Action; Amendment of our Articles and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a share exchange, unless recommended by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Articles provide, as permitted by Maryland law, that any of these actions may be approved by the affirmative vote of the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.
Our Bylaws may be amended by our board of directors or by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock, except the following bylaw provisions, each of which may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our Common Stock:
•provisions relating to the amendment of our Bylaws;
•provisions opting out of the control share acquisition statute; and
•provisions prohibiting our board of directors without the approval of a majority of the votes entitled to be the cast by holders of outstanding shares of our Common Stock, from revoking, altering or amending any resolution, or adopting any resolution inconsistent with any previously-adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL.
No Stockholder Rights Plan
We have no stockholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.
No Appraisal Rights

As permitted by the MGCL, our Articles provide that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights will apply, with respect to all or any classes and series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. This is in addition to Maryland law provisions that generally eliminate appraisal rights for exchange-listed securities.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation), or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination between us and any other person or entity from the business combination provisions of the MGCL. Our Bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock.
Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our Bylaws exempt any and all acquisitions of shares of our stock from the control share acquisition statute, and this provision of our Bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock.
Certain Elective Provisions of Maryland Law
Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (v) a majority requirement for the calling of a special meeting of stockholders.
We have not elected to be governed by the specific provisions set forth above but, subject to certain conditions and the exception described below, we could elect to provide for any of the foregoing provisions in the future. Our board of directors adopted a resolution prohibiting us from electing to be subject to the provisions of Title 3, Subtitle 8 of the MGCL that would permit us to classify our board of directors without stockholder approval. By adopting this resolution, we will be prohibited from classifying our board of directors without first obtaining stockholder approval.
Indemnification and Limitation of Directors’ and Officers’ Liability
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Articles contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.
Our Articles authorize us, to the maximum extent that Maryland law in effect from time to time permits, to indemnify any present or former director or officer or any individual who, while a director or officer of Terreno and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of Terreno and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
Our Articles and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of Terreno or a predecessor of Terreno.
The MGCL requires a corporation (unless its charter provides otherwise, which our Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding; and
•was committed in bad faith; or
•was the result of active and deliberate dishonesty; or
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We have entered into an indemnification agreement with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.